Exhibit 99.1

Press Release

SIRVA Receives NYSE Delisting Notification

CHICAGO, Nov. 19 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that it has been notified by the New York Stock Exchange that the NYSE intends to suspend trading in SIRVA’s common stock prior to the NYSE’s opening on November 26, 2007, and that the NYSE will commence procedures to delist SIRVA’s common stock.

The NYSE noted that SIRVA’s common stock lately had been trading at abnormally low share prices, making it unsuitable for continued listing on the NYSE.  SIRVA had been in communication with the NYSE regarding its noncompliance with continued listing standards, but was unsuccessful in its efforts to avoid suspension and potential delisting. The Company does not intend to appeal the NYSE’s decision.

SIRVA expects trading in its common stock will be transferred to the over-the-counter market following the suspension of trading in its common stock on the NYSE.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services

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and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation, those described under the caption “Risk Factors” and other risks described in the Company’s 2006 Annual Report on Form 10-K and 2007 third quarter Quarterly Report on Form 10-Q. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.